Exhibit 99.1

PRESS RELEASE dated April 30, 2012

Ebix Announces New Credit Facility For $100 Million

ATLANTA, GA – April 30, 2012 – Ebix, Inc. (NASDAQ:EBIX), a leading international supplier of On-Demand software and E-commerce services to the insurance industry, today announced that it has entered into a credit agreement providing for a $100 million secured syndicated credit facility with Citibank, N.A. as administrative agent and Citibank, N.A., Wells Fargo Capital Finance, LLC, and RBS Citizens, N.A. as joint lenders.

The financing is comprised of a four-year, $45 million secured revolving credit facility, a $45 million secured term loan which amortizes over a four year period with quarterly principal and interest payments commencing on June 30, 2012 and a final payment of all remaining outstanding principal and accrued interest due on April 26, 2016, and an accordion feature that provides for the expansion of the credit facility by an additional $10 million.

“We are pleased with the confidence of our new lenders in the strength of Ebix’s financial health and business strategy”, said Ebix Chairman, President and CEO Robin Raina. “The new credit agreement gives us greater financial flexibility than our previous facility and allows Ebix to return capital to shareholders and continue to invest in acquisitions.”

This new $100 million credit facility with Citibank, N.A. replaces the former $55 million facility that the Company had in place with Bank of America, N.A. On April 26, 2012, Ebix fully paid all of its obligations and related fees of $45.14 million then outstanding to Bank of America N.A.

The initial interest rate applicable to the Secured Syndicated Credit Facility is LIBOR plus 1.50%. Under the Secured Syndicated Credit Facility the maximum interest rate that could be charged depending upon the Company’s leverage ratio is LIBOR plus 2.00%.

About Ebix, Inc.

A leading international supplier of On-Demand software and E-commerce services to the insurance industry, Ebix, Inc., (NASDAQ: EBIX) provides end-to-end solutions ranging from infrastructure exchanges, carrier systems, agency systems and BPO services to custom software development for all entities involved in the insurance industry.

With 30+ offices across Brazil, Singapore, Australia, the US, New Zealand, India and Canada, Ebix powers multiple exchanges across the world in the field of life, annuity, health and property & casualty insurance while conducting in excess of $100 billion in insurance premiums on its platforms. Through its various SaaS-based software platforms, Ebix employs hundreds of insurance and technology professionals to provide products, support and consultancy to thousands of customers on six continents. Ebix’s focus on quality has enabled it to be awarded Level 5 status of the Carnegie Mellon Software Engineering Institute’s Capability Maturity Model (CMM). With a recent ISO 27001-security certification, the Company also has a ISO 9001:2000 certification for both its development and BPO units in India. For more information, visit the Company’s website at www.ebix.com

Contact:

Steven N. Barlow

Vice President – Investor Relations

678 -281-2043

steve.barlow@ebix.com

or

Aaron Tikkoo

678-281-2027

atikkoo@ebix.com

Safe Harbor for Forward Looking Statements under the Private Securities Litigation Reform Act of 1995 — The foregoing summary of the Secured Credit Facility is not a complete description of the agreement and is furthermore qualified in its entirety by reference to the full text of the Secured Credit Facility, a copy of which is filed as Exhibit 10.1 to Form 8-K filed with the SEC on April 30, 2012. This press release contains various forward looking statements and information that are based on management’s beliefs, as well as assumptions made by, and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, acceptance of the Company’s products by the market and management’s plans and objectives. The Company has tried to identify such forward looking statements by use of words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “will,” “should,” and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors which could cause actual results to vary materially from those expressed in, or implied by, the forward looking statements. Such risks, uncertainties and other factors include the extent to which the Company’s new products and services can be successfully developed and marketed, the integration and other risks associated with recent and future acquisitions, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties, the Company’s ability to continue to develop new products to effectively address market needs in an industry by rapid technological change, the Company’s dependence on the insurance industry (and in particular independent agents), the highly competitive and rapidly changing automation systems market, the Company’s ability to effectively protect its applications software and other proprietary information, the Company’s ability to attract and retain quality management, and software, technical sales and other personnel, the potential negative impact on the Company’s outsourcing business in India from adverse publicity and possible governmental regulation, the risks of disruption of the Company’s Internet connections or internal service problems, the possibly adverse effects of a substantial increase in volume of traffic on the Company’s website, mainframe and other servers, possible security breaches on the Company’s website and the possible effects of insurance regulation on the Company’s business. Certain of these, as well as other, risks, uncertainties and other factors, are described in more detail in Ebix’s periodic filings with the Securities and Exchange Commission, including the company’s annual report on form 10-K for the year ended December 31, 2010, included under “Item 1A. Business—Risk Factors.” Except as expressly required by the federal securities laws, the Company undertakes no obligation to update any such factors or to publicly update any of the forward looking statements contained herein to reflect future events or developments or changed circumstances or for any other reason.